Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of 360(Degree) Communications Company for the registration of $500,000,000 of debt securities and to the incorporation by reference therein of our report dated March 29, 1996 with respect to the consolidated financial statements, schedule and Selected Proportionate Operating Results of 360(Degree) Communications Company and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.


                                Ernst & Young LLP

Chicago, Illinois
February 3, 1997

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